UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8 - K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: January 22, 2004

NICHOLAS INVESTMENT COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-27557	33-0788293
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

43180 Business Park Drive, Suite 202, Temecula, CA 92590
(Address of principal executive offices)

Registrant's telephone number, including area code: (909) 587-9100

N/A (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

On January 15, 2004, the Company acquired a controlling interest (95%) in the outstanding capital stock of Sino UJE, Ltd., a Hong Kong corporation headquartered in Temecula, California, in exchange for 150,000 shares of Nicholas Investment Company, Inc. common stock and a working capital line of credit for the benefit of Sino UJE in the amount of $1,000,000. The funds associated with the line of credit are expected to be obtained through the sale and issuance of common stock of Nicholas Investment Company. Prior to this acquisition, Sino UJE was 95% owned by the Chief Executive Officer of Sino UJE, Chris Bickel, with the remaining 5% owned by several unaffiliated individuals. The acquisition was approved by a unanimous vote of the Company's independent directors. Following the acquisition, the Company appointed Chris Bickel as its Chief Operating Officer, with primary duties overseeing the growth and operation of Sino UJE.

SINO UJE, Ltd. (SINO) is a distribution company that was founded in June 2001 to exclusively sell and service western designed and manufactured high-tech products to the China market. SINO has direct offices in the United States, Japan and Europe whose purpose is to seek, establish, and manage relationships with its client suppliers. Direct offices that engage in the sales and service of the products and services of its suppliers are maintained throughout China.

Opportunity
Original Equipment Manufacturers (OEM's) in the USA, Japan, and Europe believe there is a large, untapped market in China. In many cases, small and medium sized companies want access to the enormous Chinese market but lack the expertise and capital to open up direct sales offices in China.
There is no straightforward, cost-effective way to access the Chinese market for many companies; however, SINO UJE has expertise and a presence in China that allows it to represent OEMs in selling their high tech products and services in China in a cost effect manner.

Markets

China markets opened up to the west in 1978 and the Chinese economy has experienced rapid growth in the subsequent 24 years, with the GDP growing at better than 9% AACGR. Even with the world economic downturn of 2002, the China economy achieved over 7.2% GDP.

China's economy was forecast to grow by 7.3 percent in 2002 and 7.5 percent in 2003, according to the Asian Development Outlook (ADO). The ADO's gross domestic growth (GDP) projections for 2002 and 2003 represented an easing off from the 8 percent achieved in 2001. China is expected to attach more importance to technology imports as a way to raise the competitiveness of the Chinese exports, according to a senior trade official.

"The strengthening of technology imports will not only promote our technological advancement and economic development, but also be of great significance to boosting foreign trade." Zhang Xiang, Vice-Minister of the Ministry of Foreign Trade and Economic Co-operation

China is the fastest growing economic market in the world and has been the fastest growing export market for USA products in the last ten years.

SINO UJE presently operates in two distinct business markets:

Medical Products Division Market Sector - The market for the Company's medical products and services are the 320,000 hospitals in China that utilize medical equipment. Healthcare is a major capital expense item in China with a high level of foreign importing of complex and newer technologies. Most of the products currently sold by SINO in this sector fall in the "medical imaging" category, but new products are actively being added that span the breadth of the medical equipment market.

Industrial Products Division Market Sector - The market for the Company's industrial products and services are the industrial markets in China that utilize high tech process control instrumentation. These industries include but are not limited to Steel, Pulp/Paper, Timber/Wood Products, Electronics, Plastics, Petrochemicals, Tobacco, Converting, and Furniture. While these industries are well developed in China, much of the specialized equipment, including diagnostics, essential to manufacturing are still imported. SINO anticipates expanding its product offering in these segments as new products are sourced.

Sales and Marketing
SINO sells and services medical and industrial products in China through both direct selling activity and relationships with a nationwide network of local and regional agents. Direct offices in Shanghai and Guangzhou are operational for the direct sales coordination and the management of the distribution network.

Operations
With offices around the world, SINO is in operation 24 hours per day. Corporate headquarters are located in Temecula, California, main operations offices are in China, and satellite offices are located Japan and Europe.

Channels of Distribution
Through both direct selling activity and relationships with a network of regional agents, SINO UJE sells its products and services throughout China.
The fundamental business model employed by SINO is market share over short-term profits. This separates SINO from the standard business practice of most Chinese distribution companies, where the norm is to maximize the margin on every transaction with no thought to the medium and long-term ramifications of this practice.

SINO utilizes a network of local and regional distributors in China that have been developed over the two years since SINO's inception. This distribution network sells and services the products that are supplied by the Original Equipment Manufacturers (OEM's) in the USA, Japan and Europe that are exclusively represented by the Company.

SINO's business strategy of market share over short-term profits ensures high volume sales of the products and services it represents. High volume turnover ensures the OEM's satisfaction with SINO's services and promotes lasting relationships. The satisfaction of SINO's suppliers enhances its ability to attract other market leaders in any given field or technology.

Management Team
SINO UJE has senior management with a broad range and over 120 years of Chinese and International business expertise. This senior management group knows the product distribution business from both sides (supplier and distributor) and from both inside and outside of China.

Item 7. Financial Statements and Exhibits

A) Financial Statements:

The Company will file audited financial statements including pro-forma operating information reflecting the acquisition of Sino UJE, Ltd. on or before March 23, 2004, if required.

B) Exhibits:

Exhibit No.	Description	Location

3.1	Articles of Incorporation	Previously Filed

3.2	Bylaws	Previously Filed

4.1	SINO UGE Acquisition Agreement	Attached Hereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NICHOLAS INVESTMENT COMPANY, INC.

DATE	SIGNATURE

January 27, 2004	/s/ Steven R. Peacock Steven R. Peacock, President